Exhibit 10.1

Execution Version

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules, and attachments hereto, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of April 9, 2017, is entered into by and among (a) Nuverra Environmental Solutions, Inc. (“Nuverra”) and Heckmann Water Resources Corporation, Heckmann Water Resources (CVR) Inc., 1960 Well Services, LLC, HEK Water Solutions, LLC, Appalachian Water Services, LLC, Badlands Power Fuels, LLC (a Delaware limited liability company), Badlands Power Fuels, LLC (a North Dakota limited liability company), Landtech Enterprises, L.L.C., Badlands Leasing, LLC, Ideal Oilfield Disposal, LLC, Nuverra Total Solutions, LLC, NES Water Solutions, LLC, and Heckmann Woods Cross, LLC (such entities, together with Nuverra, the (“Company” or, the “Nuverra Parties”); and (b) the undersigned holders of the 2021 Notes (as defined below) (together with their respective successors and permitted assigns under this Agreement, each a “Supporting Noteholder” and, collectively, the “Supporting Noteholders”). The Company and the Supporting Noteholders are referred to herein as the “Parties” and each individually as a “Party”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet (as defined below) annexed hereto as Exhibit A (including all exhibits thereto).

PRELIMINARY STATEMENTS

WHEREAS, the Parties have negotiated in good faith at arm’s length and have agreed to undertake a financial restructuring of the Company, to be implemented by each of the Nuverra Parties commencing a voluntary case (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue a pre-packaged chapter 11 plan of reorganization all in accordance with the terms set forth in this Agreement and the Definitive Documents (as defined below) (the “Restructuring Transaction”).

WHEREAS, as of the date hereof, the Supporting Noteholders collectively hold 82.66% of the outstanding aggregate principal amount of bonds (including all outstanding capitalized interest paid-in-kind) under that certain Indenture for Second-Lien Notes Due 2021 (the “2021 Notes”), dated as of April 15, 2016 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time, the “2021 Indenture”) by and among Nuverra, as issuer, each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee (the “2021 Note Indenture Trustee”);

WHEREAS, each Party desires that the Restructuring Transaction be implemented through a joint chapter 11 prepackaged plan of reorganization for the Company on the terms and conditions substantially as set forth in the term sheet attached hereto as Exhibit A (as amended, supplemented, or otherwise modified from time to time consistent with the terms of this Agreement, the (“Restructuring Term Sheet”);

WHEREAS, in connection with the Chapter 11 Cases, the Company intends to file a pre-packaged chapter 11 plan of reorganization substantially consistent with the terms of the Restructuring Term Sheet and in form and substance acceptable to the Supporting Noteholders (as may be amended, supplemented, or otherwise modified from time to time consistent with the terms of this Agreement, the “Nuverra Plan”) and a related disclosure statement in form and substance acceptable to the Supporting Noteholders (as may be amended, supplemented, or otherwise modified from time to time consistent with the terms of this Agreement, the “Disclosure Statement”); and

WHEREAS, the Parties desire to express to one another their mutual support and commitment in respect of the matters discussed herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.    Certain Definitions; Rules of Construction. As used in this Agreement, the following terms have the following meanings:

(a)    “2021 Indenture” has the meaning set forth in the Preliminary Statements.

(b)    “2021 Notes” has the meaning set forth in the Preliminary Statements.

(c)    “2021 Note Indenture Trustee” has the meaning set forth in the Preliminary Statements.

(d)     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person. For the avoidance of doubt, none of the Supporting Noteholders are, or following the Restructuring Transactions will be, Affiliates of the Company.

(e)    “Agreement” has the meaning set forth in the Preamble.

(f)    “Applicable Law” means any federal state, local or foreign law, statute, code, ordinance, rule, or regulation, including those addressing unfair and deceptive acts and practices, advertising, usury, and permits.

(g)    “AWS Promissory Note” means the approximately $5 million promissory note pertaining to the acquisition of the remaining interest in Debtor Appalachian Water Services, LLC.

(h)    “Bankruptcy Code” has the meaning set forth in the Preliminary Statements.

(i)    “Bankruptcy Court” has the meaning set forth in the Preliminary Statements.

(j)    “Board” has the meaning set forth in Section 6(b)(iii).

(k)    “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in New York are authorized or required to close.

(l)    “Chapter 11 Cases” has the meaning set forth in the Preliminary Statements.

(m)    “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

(n)    “Company” has the meaning set forth in the Preamble.

(o)    “Company Termination Event” has the meaning set forth in Section 6(b).

(p)    “Company Termination Notice” has the meaning set forth in Section 6(b).

(q)    “Confirmation Order” has the meaning set forth in Section 5.

(r)    “Definitive Documents” has the meaning set forth in Section 7.

(s)    “DIP Financing Order” has the meaning set forth in Section 3(d).

(t)    “Disclosure Statement” has the meaning set forth in the Preliminary Statements.

(u)    “Equity Interest” means any and all equity securities (as defined in section 101(16) of the Bankruptcy Code) of the Company, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in the Company, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in the Company, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date.

(v)    “Ideal Oilfield APA” means that certain Purchase and Sale Agreement by and Among Badlands Power Fuels, LLC, Ideal Oilfield Disposal, LLC, TDL Resources, LLC, 9 Z’s LLC and Chax Holdings, LLC dated as of May 19, 2013.

(w)    “Interim Financing” has the meaning set forth in Section 4(a).

(x)     “Joinder Agreement” has the meaning set forth in Section 4(d).

(y)     “Material Adverse Change” has the meaning set forth in Section 6(a)(xxiii).

(z)    “Nuverra” has the meaning set forth in the Preamble.

(aa)    “Nuverra Plan” has the meaning set forth in the Preliminary Statements.

(bb)    “Nuverra Parties” has the meaning set forth in the Preamble.

(cc)    “Party” has the meaning set forth in the Preamble.

(dd)    “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or association.

(ee)    “Petition Date” has the meaning set forth in Section 3(a).

(ff)    “Plan Supplement” means the compilation of agreements, documents and forms of agreements, documents, schedules, and exhibits to the Nuverra Plan that will be filed by the Company with the Bankruptcy Court.

(gg)    “Restructuring Term Sheet” has the meaning set forth in the Preliminary Statements.

(hh)    “Restructuring Transaction” has the meaning set forth in the Preliminary Statements.

(ii)    “SEC” means the Securities and Exchange Commission.

(jj)    “Solicitation” has the meaning set forth in Section 3(a).

(kk)    “Solicitation Materials” has the meaning set forth in Section 5(a)(x).

(ll)    “Subsidiary” means, as to any Person, any other Person of which a majority of the outstanding voting securities or other voting Equity Interests are owned, directly or indirectly, by such Person.

(mm)    “Support Effective Date” has the meaning set forth in Section 11.

(nn)    “Support Period” means, with reference to any Party, the period commencing on the Support Effective Date and ending on the earlier of (i) the Effective Date; and (ii) the date on which this Agreement is terminated with respect to such Party in accordance with Section 6 hereof.

(oo)     “Supporting Noteholders” has the meaning set forth in the Preamble.

(pp)     “Supporting Noteholder Termination Event” has the meaning set forth in Section 6(a).

(qq)    “Supporting Noteholder Termination Notice” has the meaning set forth in Section 6(a).

(rr)    “Tax” or “Taxes” means (a) all federal, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, escheat, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever imposed by a governmental authority; and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (a).

(ss)    “Tax Authority” means the Internal Revenue Service and any state, local, or foreign government, agency or instrumentality, charged with the administration of any applicable law relating to Taxes.

(tt)    “Transfer” has the meaning set forth in Section 4(d).

(uu)    “Transferee” has the meaning set forth in Section 4(d).

(vv)    “Vehicle Financing Obligations” means obligations under agreements for the leasing, purchase or other financing of vehicles used in the Company’s business.

Unless otherwise specified, references in this Agreement to any Section or clause refer to such Section or clause as contained in this Agreement. The words “herein”, “hereof”, and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders. The words “including”, “includes”, and “include” shall each be deemed to be followed by the words “without limitation”.

Section 2.    Restructuring Term Sheet.

The terms and conditions of the Restructuring Transaction are set forth in the Restructuring Term Sheet. In the event of any inconsistencies between the terms of this Agreement and the Restructuring Term Sheet, the terms of the Restructuring Term Sheet shall govern.

Section 3.    Bankruptcy Process.

(a)    Commencement of Solicitation and the Chapter 11 Cases. Each Nuverra Party hereby agrees that such Nuverra Party shall (i) as soon as reasonably practicable, but in no event later than 11:59 p.m. prevailing Eastern Time on April 20, 2017, launch the solicitation of votes to accept or reject the Nuverra Plan required for confirmation of the Nuverra Plan (the “Solicitation”) and, (ii) with the consent of the

Supporting Noteholders, file with the Bankruptcy Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence the chapter 11 case of such Nuverra Party (the date on which such filing occurs, the “Petition Date”).

(b)    Filing of the Nuverra Plan. On the Petition Date, the Company shall file the Nuverra Plan together with the Disclosure Statement and motion regarding confirmation.

(c)    Confirmation of the Nuverra Plan. The Company shall use its best efforts to obtain confirmation of the Nuverra Plan as soon as practicable following the Petition Date in accordance with the Bankruptcy Code and on terms consistent with this Agreement, and each Supporting Noteholder shall use its best efforts to cooperate fully in connection therewith.

(d)    DIP Financing Order. The Company shall on or within two (2) Business Day after the Petition Date file a motion with the Bankruptcy Court seeking interim and final approval of the DIP Facilities, which DIP Facilities shall be in form and substance acceptable to the DIP Lenders, and shall use its best efforts to obtain approval and entry, on an interim and final basis, of the DIP Facilities (such interim or final order, as applicable, the “DIP Financing Order”), which shall be in form and substance acceptable to the Supporting Noteholders.

Section 4.    Agreements of the Supporting Noteholders.

(a)    Provision of Interim Financing. Each Supporting Noteholder agrees to provide, from the date hereof through the Petition Date, interim financing pursuant to the terms annexed hereto as Exhibit B (the “Interim Financing”).

(b)    Direction of Trustees and Administrative Agents. Each Supporting Noteholder agrees that, for the duration of the Support Period, such Supporting Noteholder in its capacity as a holder of 2021 Notes, 2018 Notes, loans under the ABL Facility, loans under the Term Loan or Equity Interests, as applicable, shall take all necessary actions in furtherance of the Restructuring Transactions, including the provision of any required consent, authorization, or direction to the 2021 Note Indenture Trustee, the indenture trustee to the 2018 Notes, the administrative agent for the ABL Facility or the administrative agent for the Term Loan, as applicable, to take any necessary actions in furtherance of the Restructuring Transactions, including, without limitation, the taking of any action necessary as, or available to, a holder of 2021 Notes to rescind an acceleration of the 2021 Indenture; provided, that, the Supporting Noteholders shall only be required to provide a reasonable and customary indemnity in connection with any such direction.

(c)    Voting; Support of Restructuring Transaction. Each Supporting Noteholder agrees that, for the duration of the Support Period, such Supporting Noteholder shall:

(i)    perform its commitments and other obligations under this Agreement;

(ii)    subject to the receipt by such Supporting Noteholder of the Disclosure Statement and the Solicitation Materials in respect of the Nuverra Plan, vote all of its Claims against the Company now or hereafter owned by such Supporting Noteholder (or for which such Supporting Noteholder now or hereafter has voting control over) in favor of the Nuverra Plan by timely delivering its duly executed and completed ballot accepting the Nuverra Plan following receipt of the Solicitation Materials;

(iii)    not (A) direct the 2021 Note Indenture Trustee, the indenture trustee to the 2018 Notes, the administrative agent for the ABL Facility or the administrative agent for the Term Loan, as applicable, to (1) take any action inconsistent with such Supporting Noteholder’s obligations under this Agreement or (2) declare an event of default or accelerate the 2021 Notes, 2018 Notes, ABL Facility or Term Loan; (B) exercise any right or remedy for the enforcement, collection, or recovery of any Claim against the Company except in a manner consistent with this Agreement, the Restructuring Term Sheet, the DIP Financing Order or the Nuverra Plan, as applicable, or (C) amend, change or withdraw (or cause to be amended, changed or withdrawn) its vote to accept the Nuverra Plan; and

(iv)    not (A) object to, delay, impede, or take any other action to interfere with, delay, or postpone acceptance, confirmation, or implementation of the Nuverra Plan and the Restructuring Transaction; (B) directly or indirectly solicit, encourage, propose, file, support, participate in the formulation of or vote for any restructuring, sale of assets (including pursuant to section 363 of the Bankruptcy Code), merger, workout or plan of reorganization or liquidation (under Chapter 11 or Chapter 7 of the Bankruptcy Code) for any of the Nuverra Parties other than the Nuverra Plan or (C) otherwise take any action that would, or is intended to, in any material respect interfere with, delay or postpone the consummation of the Restructuring Transaction.

(d)    Transfers. Each Supporting Noteholder agrees that, for the duration of the Support Period, such Supporting Noteholder shall not sell, transfer, loan, issue, pledge, hypothecate, assign, grant, encumber, or otherwise dispose of (including by participation), directly or indirectly, in whole or in part, including to an Affiliate, any Claims now or hereafter beneficially owned by such Supporting Noteholder or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders, as applicable, or any option thereon or any right or interest therein (including granting any proxies, depositing any such Claims into a voting trust, or entering into a voting agreement with respect to any such Claims) (collectively, a “Transfer”), unless the transferee of such Claims (the “Transferee”) either (A) in the case of Transfers consisting of pledges or hypothecations, is a lender, a trustee, or an agent under such Supporting Noteholder’s credit arrangements and such pledge or hypothecation does not include voting rights and will not otherwise interfere with such Supporting Noteholder’s performance of its obligations hereunder; (B) is a Supporting Noteholder; or (C) if such Transferee is not a Supporting Noteholder, prior to the effectiveness of such Transfer, such Transferee agrees in writing, for the benefit of the Parties, to become a Supporting Noteholder and to be bound by all of the terms of this Agreement applicable to a Supporting Noteholder (including with respect to any and all Claims the Transferee already may then or subsequently own or control) by executing a joinder agreement, substantially in the form attached hereto as Exhibit C (each, a “Joinder Agreement”), and by delivering an executed copy thereof to the Company (in accordance with the notice provisions set forth in Section 21 hereof and prior to the effectiveness of such Transfer), in which event (x) the Transferee shall be deemed to be a Supporting Noteholder hereunder with respect to all of its owned or controlled Claims and (y) from and after the delivery of such executed copy of such Joinder Agreement to the Company (in accordance with the notice provisions set forth in Section 21 hereof and prior to the effectiveness of such Transfer), the transferor Supporting Noteholder shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement to the extent of the transferred Claims; provided, that in no event shall any such Transfer relieve a Party hereto from liability for its breach or non-performance of its obligations hereunder prior to the date of delivery of such Joinder Agreement; and provided, further, that each Supporting Noteholder agrees that, if it has transferred some or all of the Claims and such Transferee is not authorized to vote any and all such Claims under Applicable Law, such Transferor shall vote such Claims on behalf of such Transferee in a manner consistent with this Agreement and the obligations under Section 4(a) hereof. Each Supporting Noteholder agrees that any Transfer of any Claims that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Supporting Noteholder shall have the right to enforce the voiding of such Transfer and the terms hereof.

(e)    The agreements of the Supporting Noteholders in this Section 4 shall be solely on such Supporting Noteholder’s own behalf and not on behalf of any other Supporting Noteholders and shall be several and not joint.

Section 5.    Agreements of the Company.

(a)    Affirmative Covenants. The Company, jointly and severally, agrees that, for the duration of the Support Period, the Company shall:

(i)    perform its commitments and other obligations under this Agreement and in connection with the commencement of the Chapter 11 Case, use its best efforts to (A) launch the Solicitation prior to the date of the filing of the Company’s chapter 11 petitions; provided, however, that if the Supporting Noteholders determine that the Company should pursue a pre-negotiated Nuverra Plan rather than a prepackaged Nuverra Plan, such Solicitation shall be performed by the Company during the Chapter 11 Case after approval of the Disclosure Statement by the Bankruptcy Court, (B) file the Chapter 11 Plan on the Petition

Date and (C) seek approval of the Disclosure Statement and confirmation of the Nuverra Plan by the Bankruptcy Court expeditiously;

(ii)    use best efforts to (A) obtain orders of the Bankruptcy Court in respect of the Restructuring Transaction, including obtaining entry of the DIP Financing Order and an order confirming the Nuverra Plan (“Confirmation Order”) as expeditiously as practicable; (B) timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to entry of the DIP Financing Order (or with respect to any adequate protection proposed to be granted or granted to the DIP Lenders pursuant to the DIP Financing Order or the Confirmation Order), the or the Confirmation Order; (C) prosecute and defend any appeals related to the DIP Financing Order, the or the Confirmation Order; (D) support and consummate the Restructuring Transaction in accordance with this Agreement, including the good faith negotiation, preparation and filing within the time frame provided herein or in the Definitive Documents; and (E) execute and deliver any other required agreements to effectuate and consummate the Restructuring Transaction;

(iii)    provide reasonably prompt written notice (in accordance with Section 22 hereof) to the Supporting Noteholders during the Support Period of (A) the occurrence, or failure to occur, of any event of which the Company has actual knowledge which occurrence or failure would be likely to cause (1) any covenant of any Nuverra Party contained in this Agreement not to be satisfied in any material respect, or (2) any condition precedent contained in the Nuverra Plan not to timely occur or become impossible to satisfy, (B) receipt of any notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring Transaction, (C) receipt of any notice from any governmental unit with jurisdiction in connection with this Agreement or contemplated by the Restructuring Transaction regarding matters that may delay or impede confirmation or consummation of the Nuverra Plan, or that could give rise to a Material Adverse Change, (D) receipt of any notice of any proceeding commenced, or, to the actual knowledge of the Company, threatened against the Company, relating to or involving or otherwise affecting in any material respect transactions contemplated by the Restructuring Transaction, and (E) any failure of the Company to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(iv)    act in good faith and use best efforts to support and complete successfully the Solicitation in accordance with the terms of this Agreement and the transactions contemplated by the Restructuring Term Sheet and this Agreement;

(v)    use best efforts to meet the milestones set forth in clauses Section 6(a)(ii)-Section 6(a)(vi) of Section 6(a) of this Agreement;

(vi)    timely file a formal objection to any motion filed with the Bankruptcy Court by any individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or association seeking the entry of an order (A) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, (B) directing the appointment of an examiner with expanded powers or a trustee, (C) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (D) dismissing the Chapter 11 Cases or (E) for relief that (x) is inconsistent with this Agreement in any material respect or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transaction;

(vii)    use best efforts to obtain any and all required regulatory approvals and third-party approvals of the Restructuring Transaction;

(viii)    not take any actions inconsistent with, or that are intended or are reasonably likely to interfere with, this Agreement, the Restructuring Term Sheet, the DIP Facilities, the Nuverra Plan and any other related documents executed by the Company;

(ix)    not directly or indirectly seek or solicit any discussions relating to, or enter into any agreements relating to, any alternative proposal (including any alternative transaction involving the reorganization, sale, merger, consolidation or liquidation of the Company) other than the Restructuring Transaction, nor shall any Nuverra Party solicit or direct any Person to undertake any of the foregoing;

(x)    provide draft copies of all material motions or applications (including all “first day” and “second day” motions and orders) and other related documents, the Nuverra Plan, the Disclosure Statement, ballots and other solicitation materials in respect of the Nuverra Plan (collectively, the “Solicitation Materials”), any proposed amended version of the Nuverra Plan or the Disclosure Statement, and a proposed Confirmation Order and any other document any Nuverra Party intends to file with the Bankruptcy Court to the Supporting Noteholders’ respective legal advisors, at least three (3) Business Days prior to the date when the Company intends to file any such pleading or other document (provided that if delivery of such motions, orders or materials (other than the Nuverra Plan, the Disclosure Statement, the Solicitation Materials, the Confirmation Order or the DIP Financing Order) at least three (3) Business Days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing, but in no event later than one (1) Business Day in advance of any filing thereof) and shall consult in good faith with such legal advisors regarding the form and substance of any such proposed filing with the Bankruptcy Court;

(xi)    operate its business in the ordinary course consistent with past practice and preserve its businesses and assets;

(xii)    support and take all actions that are necessary and appropriate to facilitate approval of the DIP Facilities, approval of the Disclosure Statement, confirmation of the Nuverra Plan and consummation of the Restructuring Transaction in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 6); and

(xiii)    use commercially reasonable efforts to ensure that no current or former employee, officer or director of the Company takes any action, directly or indirectly, to: (A) harm or damage the Company and its businesses in any material way; (B) compete with the Company and its businesses in any way or solicit for employment any employees of the Company; (C) challenge, hinder, delay or object to this Agreement, the Restructuring Term Sheet, the Nuverra Plan and any and all Definitive Documents related in any way to the Restructuring Transaction and the Debtors’ chapter 11 process; (D) align with, aid or assist in any way any third party with respect to any alternative transaction or with respect to (A)-(C) above; and (E) purchase any asset or assets of the Company, any business or businesses of the Company or the entirety of the Company.

(b)    Negative Covenants of the Company. The Company shall not, without the prior written consent of the Supporting Noteholders, take any of the following actions:

(i)    modify, amend, supplement or file any pleading seeking authority to modify, amend or supplement the Definitive Documents or any other document related to the DIP Facilities, the Nuverra Plan or the Restructuring Transaction in a manner that is inconsistent with this Agreement or the Restructuring Term Sheet;

(ii)    authorize, approve, ratify or otherwise implement any change to the senior management team, including the hiring, termination, change in position or change in compensation of any member of the Company senior management team;

(iii)     hire or otherwise engage any professional advisor or consultant or modify, amend, supplement or waive any provision of the engagement agreements of any current professional advisor or consultant;

(iv)    make, declare or set aside any payment in respect of the termination of any employee or severance costs or expenses relating thereto, or modify any employment agreement or compromise any Claim of any employee of the Company, including in connection with the Chapter 11 Cases;

(v)    modify, amend, supplement or waive any provision of the employment agreement of Mark D. Johnsrud, or grant any release to Mark D. Johnsrud, including in connection with the Chapter 11 Cases

(vi)    modify, amend, supplement or waive any provision of its organizational documents, including its charter and by-laws;

(vii)    modify, amend or supplement any insurance plan or indemnity agreements or provisions covering or relating to directors and officers of the Company;

(viii)    issue, deliver, redeem or sell or enter into any contract to issue, deliver, redeem or sell any of its Equity interests;

(ix)    make, declare, set aside or pay any dividend or other distributions in respect of any of its Equity Interests;

(x)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xi)    amend, modify, supplement or terminate any employee benefit, welfare or pension plan or enter into any contract that would constitute an employee benefit, welfare or pension plan;

(xii)    make any Tax election, enter into any contract with respect to Taxes, extend the statute of limitations in respect of any Taxes, settle any Tax claim or assessment, take any Tax position inconsistent with prior Tax elections, agreements or positions, file any amended Tax return or any Tax return inconsistent with past practice or take any other action with respect to Taxes that is outside the ordinary course of business (other than such elections, contracts, positions or actions with respect to Taxes that are immaterial in nature); or

(xiii)    approve, authorize or agree (orally or in writing) to take any of the actions identified above.

(c)    Listing Obligation. The Company shall use best efforts to have the New Common Stock listed on the New York Stock Exchange.

(d)    Registration Rights Agreement. On the Effective Date, the Company shall enter into a Registration Rights Agreement in form and substance acceptable to the Supporting Noteholders with respect to any and all securities to be issued to the Supporting Noteholders under the Nuverra Plan.

(e)    Tax Matters. The Company agrees that the Tax structure of the Restructuring Transaction, including the utilization or preservation of any Tax attributes or benefits (by election or otherwise) and the treatment of the Restructuring Transaction to the Parties shall be determined by the Supporting Noteholders acting reasonably and in good faith, in consultation with the Company.

(f)    Professional Fees. The Company agrees to pay all the reasonable and documented fees and expenses, subject to the terms of any applicable engagement letter or reimbursement letter, as the case may be, of Fried, Frank, Harris, Shriver & Jacobson LLP as legal advisor to the Supporting Noteholders; provided, that the Company shall pay any accrued but unpaid amounts owing under such engagement and/or fee letters upon the termination of this Agreement.

(g)    Automatic Stay. The Company acknowledges and agrees and shall not dispute that after the Petition Date, the termination of this Agreement and the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Nuverra Party hereby waives, to the fullest extent permitted by Applicable Law, the applicability of the automatic stay to the giving of such notice).

Section 6.    Termination of Agreement.

(a)    Supporting Noteholder Termination Events. Upon written notice (“Supporting Noteholder Termination Notice”) from a Supporting Noteholder delivered in accordance with Section 22 hereof, such Supporting Noteholder may terminate this Agreement, solely with respect to such terminating Supporting Noteholder, at any time after the occurrence, and during the continuation, of any of the following events (each, a “Supporting Noteholder Termination Event”):

(i)    the breach in any material respect by the Company of any of their respective covenants, obligations, representations, or warranties contained in this Agreement or in any of the Definitive Documents, and, to the extent such breach is curable, such breach remains uncured for a period of five (5) Business Days from the earlier of (x) knowledge of such breach by the Company; and (y) the date the Company receives a Supporting Noteholder Termination Notice.

(ii)    At 11:59 p.m. prevailing Eastern Time on April 20, 2017 unless the Company, either directly, or through their designated voting agent, have commenced the Solicitation.

(iii)    At 11:59 p.m. prevailing Eastern Time on April 23, 2017 unless the Company commenced the Chapter 11 Cases and filed the Nuverra Plan and the Disclosure Statement.

(iv)    At 11:59 p.m. prevailing Eastern Time on the date that is 60 Business Days after the Petition Date, if the Bankruptcy Court has not entered the Confirmation Order in form and substance satisfactory to the Supporting Noteholders.

(v)    At 11:59 p.m. prevailing Eastern Time on the date that is 75 Business Days after the Petition Date, if the Effective Date has not occurred.

(vi)    At 11:59 p.m. prevailing Eastern Time on the date (x) that is five (5) Business Days after the Petition Date if the Bankruptcy Court has not entered the DIP Financing Order on an interim basis and (y) that is thirty (30) calendar days after the Petition Date if the Bankruptcy Court has not entered the DIP Financing Order on a final basis.

(vii)    The Company withdraws the Nuverra Plan or Disclosure Statement, or the Company files any motion or pleading with the Bankruptcy Court (including the Confirmation Order) that is not consistent with this Agreement, the Restructuring Term Sheet or the Nuverra Plan and such motion or pleading has not been withdrawn prior to the earlier of (i) two (2) Business Days after the Company receives written notice from a Supporting Noteholder (in accordance with Section 22) that such motion or pleading is inconsistent with this Agreement, the Restructuring Term Sheet or the Nuverra Plan and (ii) entry of an order of the Bankruptcy Court approving such motion or pleading.

(viii)    Any Nuverra Party files any motion for the (A) conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (B) appointment of examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code or a trustee or receiver in one or more of the Chapter 11 Cases or (C) dismissal of one or more of the Chapter 11 Cases.

(ix)    An examiner with expanded powers or a trustee shall have been appointed in the Chapter 11 Cases or if the Chapter 11 Cases shall have been converted to cases under chapter 7 of the Bankruptcy Code or have been dismissed by order of the Bankruptcy Court.

(x)    Any Nuverra Party’s exclusive right to file a Chapter 11 plan pursuant to section 1121 of the Bankruptcy Code has been terminated.

(xi)    Any Nuverra Party files any motion seeking to avoid, disallow, subordinate or recharacterize any Claim, lien, or interest held by any Supporting Noteholder against the Company.

(xii)    The Bankruptcy Court enters an order avoiding, disallowing, subordinating or recharacterizing, other than in a de minimis amount, any claim, lien, or interest held by any Supporting Noteholder against the Company, unless (A) the Company has sought a stay of such order within five (5) Business Days after the date of such issuance and such order is stayed within ten (10) Business Days after the date of such issuance and (B) such order is reversed or vacated within twenty (20) Business Days after the date of such issuance.

(xiii)    The Bankruptcy Court grants relief that (i) is inconsistent with this Agreement in any material respect or (ii) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transaction, unless the Company has sought a stay of such relief within five (5) Business Days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) Business Days after the date of such issuance.

(xiv)    The Company files, propounds, publicly announces or otherwise supports any plan of reorganization, liquidation, sale or other transaction other than the Nuverra Plan or the Restructuring Transaction;

(xv)    The Company files or enters into any Definitive Document or files any exhibits, amendments, modifications or supplements to the Nuverra Plan that were not in form and substance approved by the Supporting Noteholders.

(xvi)    Any Nuverra Party files any motion or application seeking authority to sell all or a material portion of its assets.

(xvii)    On the date that an order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Nuverra Plan or refusing to approve the Disclosure Statement.

(xviii)    The acceleration of the obligations or termination of commitments under either of the DIP Facilities.

(xix)    Any of the Definitive Documents shall have been modified in any material respect or in a manner adverse to any Supporting Noteholder, without the prior written consent of such Supporting Noteholder.

(xx)    The Company breaches any of its obligations under Section 5(b) of this Agreement.

(xxi)    The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Nuverra Plan or the Restructuring Transaction, which ruling, judgment or order has not been not stayed, reversed or vacated within ten (10) Business Days after such issuance.

(xxii)    The aggregate amount of all projected prepetition, non-contingent, undisputed claims against the Debtors, including, without limitation, all trade and unsecured claims, other than claims with respect to, without limitation, amounts owed under the ABL Credit Agreement, the Term Loan agreement, the 2021 Indenture, the indenture for the 2018 Notes, Vehicle Financing Obligations, the Ideal Oilfield APA, and the AWS Promissory Note, exceeds $8.5 million.

(xxiii)    After the date of this Agreement, any one or more changes, events, occurrences, or effects, which individually or together with any other changes, events, occurrences, or effects, have or result in, or would be reasonably likely to have or result in, any material adverse change to or effect on the business, prospects, results of operations, liabilities, finances, properties, assets, or condition (financial or otherwise) of the Company taken as a whole or would have, or would reasonably be expected to have, a material adverse effect on the ability of the Company to perform its obligations under this Agreement and effect the Restructuring Transaction (a “Material Adverse Change”), excluding (i) any effects of the filing of the Chapter 11 Cases or the announcement of such filing, (ii) any default under the 2021 Indenture, the indenture for the 2018 Notes, the ABL Facility or the Term Loan, (iii) any changes affecting economic or financial market conditions generally; and (iv) any changes affecting the oil and gas industries generally, unless these changes have a disproportionate effect on the Company; provided however, that the filing of the Chapter 11 Case and the transactions contemplated by the Nuverra Plan shall not in and of itself constitute a Material Adverse Change.

Notwithstanding any provision in this Agreement to the contrary, upon written consent of the Supporting Noteholders, each of the dates set forth in Section 6(a)(ii)-(iii) may be extended prior to or upon such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein.

(b)    Company Termination Events. The Company may terminate this Agreement upon written notice (“Company Termination Notice”) delivered in accordance with Section 22 hereof, upon the occurrence, and during the continuation, of any of the following events (each, a “Company Termination Event”):

(i)    the breach in any material respect by the Supporting Noteholders of their covenants, obligations, representations, or warranties contained in this Agreement, which breach remains uncured for a period of five (5) Business Days from the earlier of (x) knowledge of such breach by a Supporting Noteholder; and (y) the date such Supporting Noteholder receives a Company Termination Notice; and

(ii)    The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order enjoining the consummation of or rendering impermissible a material portion of the Restructuring Transaction, which ruling, judgment or order has not been stayed, reversed or vacated within twenty (20) Business Days after such issuance.

(iii)    The board of directors of the Company (the “Board”), after consultation with outside counsel, reasonably determines in good faith that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under Applicable Law, including because such fiduciary obligations require the Board to direct the acceptance of a proposal for an alternative transaction that, provides for a higher recovery to the Company’s creditors than the Nuverra Plan.

(iv)    The class of 2021 Notes votes against the Nuverra Plan.

(v)    Any Supporting Noteholder fails to provide the Interim Financing to the Company.

(vi)    Any Supporting Noteholder fails to provide the DIP Facilities to the Company.

(vii)    At 11:59 p.m. prevailing Eastern Time on the date (x) that is five (5) Business Days after the Petition Date if the Bankruptcy Court has not entered the DIP Financing Order on an interim basis and (y) that is forty-five (45) calendar days after the Petition Date if the Bankruptcy Court has not entered the DIP Financing Order on a final basis.

(viii)    On or after December 31, 2017.

(c)    Mutual Termination. This Agreement may be terminated by mutual written agreement among the Company and the Supporting Noteholders.

(d)    Automatic Termination. This Agreement shall automatically terminate on the Effective Date.

(e)    Effect of Termination. Upon the termination of this Agreement in accordance with this Section 6, except as provided in Section 16 herein, this Agreement shall become void and of no further force or effect, and each Party shall, except as otherwise expressly provided in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Claims or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under Applicable Law, the ABL Credit Agreement, the Term Loan Credit Agreement, 2021 Notes, the 2021 Indenture and/or any ancillary documents or agreements thereto; provided, however, that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination; or (ii) obligations under this Agreement that by their express terms expressly survive termination of this Agreement. Upon any such termination of this Agreement, (i) the Nuverra Plan shall automatically be deemed withdrawn and the Company shall take all action necessary to effectuate such withdrawal, and (ii) any and all consents and ballots tendered by the Supporting Noteholders prior to such termination shall be deemed, for all purposes, automatically null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Nuverra Plan and this Agreement or otherwise, and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company allowing such change or resubmission), and the Company shall not oppose any such change or resubmission.

Section 7.    Definitive Documents; Good Faith Cooperation; Further Assurances. The definitive documents for the Restructuring Transaction (the “Definitive Documents”) shall include all (i) documents implementing, achieving, and relating to the Restructuring Transaction, including, without limitation, the Restructuring Term Sheet, the Nuverra Plan, the Disclosure Statement, the Solicitation Materials, the DIP Financing

Order, the DIP Facilities, the Confirmation Order, the Exit Facility and the Plan Supplement and its exhibits, solicitation procedures, commitment agreements, collateral or other related documents, the Registration Rights Agreement, intercreditor agreements, revised by-laws and certificates of incorporation, shareholder and member related agreements, if any, or other related transactional or corporate documents (including, without limitation, any agreements and documents described in the Restructuring Term Sheet or the Nuverra Plan and the exhibits thereto), (ii) motions or pleadings seeking approval or confirmation of any of the foregoing transactional or corporate documents, including the motion to approve the Disclosure Statement, confirm the Nuverra Plan, approve the DIP Facilities, ratify the solicitation procedures, and schedule a joint hearing, and (iii) the DIP Financing Order, the Confirmation Order and orders approving the Disclosure Statement, the solicitation procedures and the scheduling of a joint hearing. The Definitive Documents, whether filed with the Bankruptcy Court or otherwise finalized, shall be consistent with this Agreement and the Restructuring Term Sheet in all respects, and shall otherwise be acceptable to the Supporting Noteholders. Notwithstanding any other provision contained in this Agreement, the Nuverra Plan, the Confirmation Order, the Disclosure Statement, and the Exit Facility (and all exhibits and supplements thereto) shall be in form and substance acceptable to the Supporting Noteholders. Any amendments, modifications or supplements to the Definitive Documents, whether filed with the Bankruptcy Court or otherwise finalized, shall be consistent with this Agreement and the Restructuring Term Sheet in all respects, and in form and substance acceptable to the Supporting Noteholders. Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise reasonable best efforts with respect to, the pursuit, approval, implementation and consummation of the Restructuring Transaction, as well as the negotiation, drafting, execution and delivery of the Definitive Documents. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

Section 8.    Representations and Warranties.

(a)    Each Party, severally as to itself only (and not jointly), represents and warrants to the other Parties that the following statements are true and correct as of the date hereof (or as of the date a Party becomes a party hereto):

(i)    Each Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership, limited liability company, or similar power and authority to enter into this Agreement and perform its obligations under, and carry out the Restructuring Transactions, and the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii)    the execution, delivery and performance by such Party of this Agreement does not and will not, as applicable, (A) violate Applicable Law relevant to it or any of its Subsidiaries or its charter or bylaws (or other similar governing documents), or those of any of its Subsidiaries; or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract to which it or any of its Subsidiaries is a party, other than breaches that arise from (1) the commencement or filing of a voluntary or involuntary petition under any bankruptcy, insolvency or debtor relief laws of any jurisdiction or (2) any agreement to enter into or commence any bankruptcy, insolvency proceeding or any proceeding under any debtor relief laws, in each case, of any jurisdiction;

(iii)    The execution, delivery and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary or required by the SEC or other securities regulatory authorities under Applicable Law; and

(iv)    This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by Applicable Law relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b)    Each Supporting Noteholder, severally as to itself only (and not jointly), represents and warrants that, as of the date hereof (or as of the date such Supporting Noteholder becomes a party hereto):

(i)    it is the sole beneficial owner of the Claims, as applicable, set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Supporting Noteholder that becomes a party hereto after the date hereof), and/or has, with respect to the beneficial owners of such Claims, (A) full power and authority to vote on, and consent to, matters concerning such Claims and to exchange, assign, and Transfer such Claims; or (B) full power and authority to bind, or act on behalf of, such beneficial owners holding full power and authority to vote on, and consent to matters concerning such Claims;

(ii)    it has made no prior assignment, sale, participation, grant, encumbrance, conveyance, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, encumber, convey, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Claims or any voting or other rights associated therewith that is inconsistent with the representations and warranties of such Supporting Noteholder herein or would render such Supporting Noteholder otherwise unable to comply with this Agreement and perform its obligations hereunder;

(iii)    other than pursuant to this Agreement, the Claims set forth below its signature hereto are free and clear of any pledge, lien, security interest, charge, encumbrance, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Supporting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(iv)    it holds or beneficially owns no Claims that have not been set forth on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Supporting Noteholder that becomes a party hereto after the date hereof);

(v)    regardless of whether its Claims constitute a “security” within the meaning of the Securities Act of 1933 (as amended), such Supporting Party (A) is a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in any securities that may be issued in connection with the Restructuring Transaction, making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter into this Agreement; (B) is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act of 1933 (as amended) or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933 (as amended), or, if a foreign investor, of such similar sophistication; (C) is acquiring any securities that may be issued in connection with the Restructuring Transaction for its own account and not with a view to the distribution thereof; and (D) has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate and sufficient.

(c)    No Other Representations. Except for the representations and warranties contained in this Agreement, no such Supporting Noteholder nor any other Person makes any representation or warranty, express or implied, on behalf of such Supporting Noteholder.

(d)    It is understood and agreed that the representations and warranties made by a Supporting Noteholder that is an investment manager of a beneficial owner of Claims are made with respect to, and on behalf of, such beneficial owner and not such investment manager, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts, and other investment vehicles managed by such investment manager.

Section 9.    Amendments and Waivers. Except as otherwise expressly set forth herein, this Agreement, the Restructuring Term Sheet and Nuverra Plan, including any exhibits or schedules hereto or thereto, may not be waived, modified, amended or supplemented except in a writing signed by all Parties to this Agreement. Notwithstanding the foregoing, the Company may amend, modify or supplement the Nuverra Plan, from time to time, without the consent of any Supporting Noteholder, in order to cure any ambiguity, defect (including any technical defect) or inconsistency; provided, that any such amendments, modifications or supplements do not adversely affect the rights, interests or treatment of such Supporting Noteholders under the Nuverra Plan.

Section 10.    Effectiveness. This Agreement shall become effective and binding upon each Party upon the delivery of duly authorized and executed signature pages hereto by (a) the Nuverra Parties; and (b) the Supporting Noteholders (the “Support Effective Date”).

Section 11.    GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE, OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR THE DISTRICT OR BANKRUPTCY COURTS LOCATED IN THE DISTRICT OF DELAWARE AND THE PARTIES HERETO IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.    Specific Performance/Remedies. Subject to the Parties’ termination rights provided herein, each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party agrees that in the event of any such breach, in addition to any other remedy to which such nonbreaching Party may be entitled, at law or in equity, such nonbreaching Party shall be entitled, to the extent available, to the remedy of specific performance of such covenants, including without limitation, to seek the order of any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

Section 13.    Disclosure; Publicity.

(a)    Subject to the Supporting Noteholders executing a satisfactory non-disclosure agreement, the Company shall submit drafts of all written public statements regarding the Restructuring Transaction in whatever form, to the Supporting Noteholders. The Company shall submit drafts to the Supporting Noteholders’ legal advisors of any press releases, public documents, and any and all filings with the SEC that (i) constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days prior to making any such disclosure; or (ii) any other disclosure that includes descriptions of the Restructuring Transaction or any Supporting Noteholder and shall negotiate any proposed changes thereto in good faith.

(b)    Except as required by Applicable Law or otherwise permitted under the terms of any other agreement between the Company and any such Supporting Noteholder, no Party or its advisors shall disclose to any Person, other than advisors to the Company, the principal amount or percentage of 2021 Notes held by any Supporting Noteholder, in each case, without such Supporting Noteholder’s prior written consent; provided, that (a) if such disclosure is required by Applicable Law, the disclosing Party shall afford the relevant Supporting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure, at the sole cost and expense of the relevant Supporting Noteholder, (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of the 2021 Notes held by the Supporting Noteholders collectively, and (c) any Party may disclose information requested by a regulatory authority with jurisdiction over its operations to such authority without limitation or notice to any Party or other Person. Any public filing of this Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings of each Supporting Noteholder (provided that the holdings disclosed in such signature pages may be filed in unredacted form with the Bankruptcy Court under seal).

Section 14.    Creditors’ Committee. The Parties agree not to request that the United States Trustee appoint an official committee of creditors in the Chapter 11 Cases.

Section 15.    Survival. Notwithstanding the termination of this Agreement pursuant to Section 6, Sections Section 11-Section 12, Section 13(b), Section 15-Section 18, and Sections Section 22-Section 24 shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

Section 16.    Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 16 shall be deemed to permit sales, assignments, or other Transfers of Claims. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect; provided, however, that nothing in this Section 16 shall be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any Supporting Noteholder Termination Event or any Company Termination Event.

Section 17.    No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other Person shall be a third-party beneficiary hereof.

Section 18.    Prior Negotiations; Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and any Supporting Noteholder shall continue in full force and effect.

Section 19.    Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

Section 20.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, e-mail, or otherwise, which shall be deemed to be an original for the purposes of this Section 20. Without in any way limiting the provisions hereof, additional Supporting Noteholders may elect to become Parties by executing and delivering to the Company a counterpart hereof. Such additional holder shall become a Party to this Agreement in accordance with the terms of this Agreement.

Section 21.    Notices. All notices, requests, demands, document deliveries, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally; (b) when sent by electronic mail (“e-mail”); or (c) one Business Day after deposit with an overnight courier service, with postage prepaid to the Parties at the following addresses or e-mail addresses (or at such other addresses or e-mail addresses for a Party as shall be specified by like notice):

If to the Company:

Nuverra Environmental Solutions, Inc.

14624 North Scottsdale Road, Suite 300

Scottsdale, AZ 35254

Attn: Joe Crabb

         Robert D. Albergotti

Phone: 602-903-7407

joe.crabb@nuverra.com

ralbergotti@alixpartners.com

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attn:     Douglas Bartner, Esq.

     Fredric Sosnick, Esq.

     Sara Coelho, Esq.

Phone: 212-848-4000

douglas.bartner@shearman.com

fredric.sosnick@shearman.com

sara.coelho@shearman.com

If to the Supporting Noteholders:

To each Supporting Noteholder at the addresses or e-mail addresses set forth below the Supporting Noteholders’ signature page to this Agreement (or to the signature page to a Joinder Agreement in the case of any Supporting Noteholder that becomes a party hereto after the Support Effective Date).

with a copy (which shall not constitute notice) to the Supporting Noteholders’ Advisors at:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn:    Brad Eric Scheler, Esq.

    Jennifer L. Rodburg, Esq.

Phone: 212-859-8019

Fax:     212-859-4000

brad.scheler@friedfrank.com

jennifer.rodburg@friedfrank.com

Section 22.    Reservation of Rights; No Admission. Subject to and except as expressly provided in this Agreement or in any amendment thereof agreed upon by the Parties pursuant to the terms hereof, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective Affiliates or Subsidiaries). Without limiting the foregoing sentence in any way, if the Restructuring Transaction is not consummated, or if this Agreement is terminated for any reason, nothing in this Agreement shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses, and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other Applicable Law, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as, or be deemed to be, evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

Section 23.    Representation by Counsel. Each Party acknowledges that it has been represented by counsel with respect to this Agreement and the Restructuring Transaction. Accordingly, any Applicable Law that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. No Party shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any Applicable Law that would, or might cause, any provision to be construed against such Party.

Section 24.    Relationship among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Supporting Noteholders under this Agreement shall be several, not joint. It is understood and agreed that no Supporting Noteholder has any duty of trust or confidence of any kind or form with respect to any other Supporting Noteholder or the Company, and, except as expressly provided in this Agreement, there are no commitments between or among them. In this regard, it is understood and agreed that any Supporting Noteholder may trade in the Claims without the consent of the Company or any other Supporting Noteholder, subject to Applicable Laws and the terms of this Agreement; provided, however, that no Supporting Noteholder shall have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences between or among the Supporting Noteholders or the Company shall in any way affect or negate this Agreement. No Supporting Noteholder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) with any of the other Supporting Noteholders.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:

Name:
Title:

Nuverra Environmental Solutions, Inc.

Appalachian Water Services, LLC

Badlands Leasing, LLC

Badlands Power Fuels, LLC (DE)

Badlands Power Fuels, LLC (ND)

Heckmann Water Resources Corporation

Heckmann Water Resources (CVR) Inc.

Heckmann Woods Cross, LLC

HEK Water Solutions, LLC

Ideal Oilfield Disposal, LLC

Landtech Enterprises, L.L.C.

NES Water Solutions, LLC

Nuverra Total Solutions, LLC

1960 Well Services, LLC

NUVERRA ENVIRONMENTAL SOLUTIONS, INC., As agent and attorney-in-fact for each of the foregoing entities

By:

Name:
Title:

STRICTLY CONFIDENTIAL

[SUPPORTING NOTEHOLDER]

By:
Name:
Title:

STRICTLY CONFIDENTIAL

[SUPPORTING NOTEHOLDER]

By:
Name:
Title:

STRICTLY CONFIDENTIAL

[SUPPORTING NOTEHOLDER]

By:
Name:
Title:

STRICTLY CONFIDENTIAL

[SUPPORTING NOTEHOLDER]

By:
Name:
Title:

STRICTLY CONFIDENTIAL

[SUPPORTING NOTEHOLDER]

By:
Name:
Title:

EXHIBIT A

Restructuring Term Sheet

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS OF RESTRUCTURING

This term sheet (the “Restructuring Term Sheet”) outlines certain of the principal economic terms of a proposed restructuring (the “Restructuring Transaction”) of the outstanding indebtedness of, and equity interests in, Nuverra Environmental Solutions, Inc. and its direct and indirect domestic affiliates and subsidiaries. The proposed terms and conditions set forth in this Restructuring Term Sheet are intended as an outline of certain material terms of the Restructuring Transaction. This Restructuring Term Sheet does not include descriptions of all terms, conditions and other provisions that would be contained in definitive documentation related to a financial restructuring and is not intended to limit the scope of discussion or negotiation of any matters not inconsistent with the specific matters set forth herein. The transactions contemplated by this Restructuring Term Sheet will be subject to the terms and conditions to be set forth in definitive documents at a later date. This Restructuring Term Sheet does not constitute an offer of securities or a solicitation of the acceptance or rejection of any restructuring or similar plan. The Restructuring Transaction is intended to be effectuated through a pre-packaged in-court restructuring and chapter 11 plan of reorganization described below.

This Restructuring Term Sheet is strictly confidential and may not be shared with any person.

I. GENERAL

Company; Debtors	Nuverra Environmental Solutions, Inc. (the “Company”) together with the following of its subsidiaries that are parties to the RSA (as defined below): Heckmann Water Resources Corporation, Heckmann Water Resources (CVR) Inc., 1960 Well Services, LLC, HEK Water Solutions, LLC, Appalachian Water Services, LLC, Badlands Power Fuels, LLC (a Delaware limited liability company), Badlands Power Fuels, LLC (a North Dakota limited liability company), Landtech Enterprises, L.L.C., Badlands Leasing, LLC, Ideal Oilfield Disposal, LLC, Nuverra Total Solutions, LLC, NEW Water Solutions, LLC, and Heckmann Woods Cross, LLC (collectively, the “Debtors,” and subsequent to emergence from chapter 11 pursuant to the order confirming the Plan, the “Reorganized Debtors”).

ABL Lenders	Lenders (collectively, “ABL Lenders”) under the ABL Facility due March 31, 2017, inclusive of any revolving loans or letters of credit outstanding (as amended, restated or otherwise modified from time to time, the “ABL Facility”). As of April 6, 2017, approximately $32.9 million plus accrued and unpaid interest thereunder was outstanding under the ABL Facility.

Term Lenders	Ascribe Capital LLC (“Ascribe”) and Gates Capital Management, Inc. (“Gates” and together with Ascribe, the “Term Lenders”) as lenders under the last-out first lien term loan due April 15, 2021 (as amended, restated or otherwise modified from time to time, the “Term Loan”). As of March 30, 2017, $58.1 million plus accrued and unpaid interest thereunder was outstanding under the Term Loan.

2021 Noteholders	Holders (collectively, “2021 Noteholders”) of $327,221,000 in principal amount of 12.50%/10.0% second lien notes (the “2021 Notes”) due April 15, 2021.[1] As of April 6, 2017, Ascribe and Gates hold 82.66% of the 2021 Notes (including all outstanding capitalized interest paid-in-kind) and shall be

[1]	Interest payable at 12.5% PIK before April 15, 2018 and thereafter until maturity at 10% of which 50% will PIK and 50% in cash.

referred to herein, collectively, as the “Supporting Noteholders”.

2018 Noteholders	Holders (collectively, “2018 Noteholders”) of $40.4 million in principal amount of 9.875% senior unsecured notes (the “2018 Notes”) due April 15, 2018.

Vehicle Financing Obligations	Vehicle financings obligations of the Debtors under agreements for the leasing, purchase or other financing of vehicles used in the Company’s business, as of March 30, 2017, in the aggregate principal amount of $6.7 million (the “Vehicle Financing Obligations”).

AWS Promissory Note	AWS Promissory Note in the aggregate principal amount of $4.5 million (the “AWS Promissory Note”).

Existing Equity Holders	Holders (collectively, “Existing Equity Holders”) of all equity interests and options to purchase equity interests in the Company, including, without limitation, the 150,940,973 shares of common stock in the Company, as of March 31, 2017, and the penny warrants issued in connection the Company’s exchange offer and incurrence of the Term Loan in April 2016 (collectively, the “Existing Equity Interests”).

Restructuring Transaction	Subject to the terms hereof, the Debtors shall file for chapter 11 relief in the District of Delaware (the “Bankruptcy Court”) to restructure their balance sheets through a pre-packaged plan of reorganization (the “Plan”). The Plan shall be consistent with the terms of this Restructuring Term Sheet and satisfactory in form and substance to the Debtors and the Supporting Noteholders, acting reasonably and in good faith.

Plan Support	The Supporting Noteholders shall enter into a restructuring support agreement (the “RSA”) with the Company wherein they will commit to support the Restructuring Transaction and the Plan.

II. FINANCING

Debtor in Possession Financing	The Debtors shall be provided with debtor-in-possession financing (the “DIP Facilities”) consisting of one or more of the following: (a) a super-priority, secured, debtor-in-possession revolving credit facility (the “DIP Revolving Facility”) provided by the ABL Lenders (in such capacity, the “DIP Revolving Lenders”) and (b) a super-priority, secured, debtor-in-possession term loan facility (the “DIP Term Facility”) provided by one or more of the Term Lenders (in such capacity, the “DIP Term Lenders”, and together with the DIP Revolving Lenders, the “DIP Lenders”). The DIP Facilities, and all borrowings thereunder, shall be subject to a budget updated monthly (with weekly cash reporting) and approved by the DIP Lenders. The terms and conditions of the DIP Facilities shall be acceptable to the Supporting Noteholders and the Debtors, acting reasonably and in good faith.

Plan Funding

The Reorganized Debtors shall be funded on effective date of the Plan (the “Effective Date”) by the proceeds of the Rights Offering (as defined below) and, if necessary, the Exit Facility (as defined below).

The proceeds of the Rights Offering and Exit Facility shall be in an aggregate amount which shall be sufficient to fund required distributions under the Plan, including to pay in full all outstanding amounts under the DIP Facilities

(subject to the conversion of the DIP Term Loans to New Common Stock as described below) and the ABL Facility on the Effective Date.

Rights Offering	Pursuant to and in connection with the consummation of the Restructuring Transactions, immediately after the Petition Date, the Company will distribute rights (the “Rights”) to the 2021 Noteholders, the 2018 Noteholders and the Existing Equity Holders that will permit the holders thereof to acquire, in the aggregate, $150 million of New Common Stock (the “Rights Offering”). The New Common Stock issued in connection with the Rights Offering will be sold at a total enterprise valuation of the Reorganized Debtors on the Effective Date of $400 million (the “Plan Value”). The Rights will be freely transferable.

Exit Financing

To the extent necessary after the Rights Offering, the Reorganized Debtors shall be funded on the Effective Date by a new first lien, senior secured exit facility (the “Exit Facility”), which Exit Facility shall be in form and substance acceptable to the Supporting Noteholders.

The Debtors and the Supporting Noteholders will work in good faith to source and execute on the Exit Facility, which can be in the form of an asset backed revolver, term loan or combination thereof. The Term Loan Lenders shall provide a standby commitment to fund the Exit Facility. Such Term Loan Lenders shall be paid a six percent (6%) fee, payable in cash and or New Common Stock at the election of the Term Loan Lenders, in connection with the Exit Facility Commitment.

III. TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

Administrative Expense Claims	Holders of an administrative expense claim shall be paid in full, in cash, on the Effective Date; provided, that, (a) administrative expense claims incurred in the ordinary course will be paid in accordance with their terms and (b) fees and expenses of professionals retained under section 327 or 1103 of the Bankruptcy Code will be paid in accordance with the procedures established by the Bankruptcy Court.

Priority Tax Claims	Holders of priority tax claims shall be paid in full, in cash, on the Effective Date or treated in an alternative manner consistent with the Bankruptcy Code and determined by the Debtors and the Supporting Noteholders, acting reasonably and in good faith.

Other Priority Claims	Holders of other priority claim shall be paid in full, in cash, on the Effective Date or treated in an alternative manner consistent with the Bankruptcy Code and determined by the Debtors and the Supporting Noteholders, acting reasonably and in good faith.

Other Secured Claims	On the Effective Date, to the extent there exist any claims against the Debtors secured by liens other than as set forth in this Restructuring Term Sheet, all such secured claims allowed as of the Effective Date will be satisfied at the option of the Debtors, with the consent of the Supporting Noteholders, by either (a) payment in full in cash, (b) reinstatement pursuant to section 1124 of the Bankruptcy Code, or (c) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

ABL Facility Claims and DIP Revolving Facility	On the Effective Date, the ABL Lenders shall, in full satisfaction of their ABL Facility claims and DIP Revolving Claims, be paid in full in cash from proceeds of the Exit Facility.

DIP Term Loans and Term Loan Claims	On the Effective Date, in full satisfaction of the claims arising under the DIP Term Loans and Term Loans outstanding as of the Effective Date (collectively, the “Term Loan Claims”), the Term Loan Claims shall be treated as follows:

	(A)	(i) $75 million of Term Loan Claims shall convert into New Common Stock at the Plan Value, subject to dilution by the MIP (as defined below), the Rights Offering and as a result of the conversion of the Remainder Term Loan Claim Conversion (as defined below) and (ii) the Term Lenders shall receive an equity conversion fee equal to 5% of $75 million, payable in New Common Stock issued at the Plan Value ((i) and (ii), the “Term Loan Claim Conversion”); and

	(B)	The remaining Term Loan Claims, if any, (the “Remainder Term Loan Claims”) shall,

		i.	First, to the extent of available proceeds from the Rights Offering in excess of $50 million after repayment of the ABL Facility Claims and payment of costs and expenses of the chapter 11 cases, be paid in cash from the proceeds of the Rights Offering, and

		ii.	Second, any remaining balance shall be converted into New Common Stock at the Plan Value (the “Remainder Term Loan Claim Conversion”), subject to dilution by the MIP (as defined below) and the Rights Offering.

2021 Notes Claims	On the Effective Date, the 2021 Noteholders shall receive, in full satisfaction of their 2021 Notes claims, their pro rata share of (a) 99.75% of the New Common Stock, subject to dilution by the MIP, the Rights Offering, the Term Loan Claim Conversion and the Remainder Term Loan Claim Conversion and (b) 50% of the Rights. The Rights issued to holders of the 2021 Note Claims shall be exercisable for a period up to two years following the Effective Date; provided, that the Rights issued to holders of the 2021 Note Claims shall expire upon (i) consummation of a registered public offering with net proceeds in excess of an amount to be determined by the Supporting Noteholders prior to the Effective Date, and (2) consummation of a merger, acquisition or other business combination with a transaction value in excess of an amount to be determined by the Supporting Noteholders prior to Effective Date.

2018 Notes Claims	Subject to agreement among the Supporting Noteholders and the Debtors, on the Effective Date, the 2018 Noteholders shall receive, in full satisfaction of their 2018 Notes claims, (a) their pro rata share, together with Existing Equity, of 0.25% of the New Common Stock, subject to dilution by the MIP, the Rights Offering, the Term Loan Claim Conversion and the Remainder Term Loan Claim Conversion and (b) a portion of 50% of the Rights, in an amount to be determined by the Company. The Rights issued to holders of the 2018 Note Claims shall be exercisable prior to the Effective Date.

Vehicle Financing Obligations	The legal, equitable, and contractual rights under the Vehicle Financing Obligations will be unaltered by the Restructuring Transaction or the Plan. On the Effective Date, the Debtors will assume all executory contracts and any related agreements that, give rise to, or are otherwise related to, the claims arising from the Vehicle Financing Obligations.

AWS Promissory Note	The legal, equitable, and contractual rights under the AWS Promissory Note will be unaltered by the Restructuring Transaction or the Plan. On the Effective Date, the Debtors will assume all executory contracts and any related agreements that, give rise to, or are otherwise related to, the AWS Promissory Note claims.

Trade Claims and Other Unsecured Claims	The aggregate amount of all projected prepetition, non-contingent, undisputed claims against the Debtors, including, without limitation, all trade and unsecured claims, other than claims with respect to amounts owed under the ABL Credit Agreement, the Term Loan Agreement, the 2021 Indenture, the 2018 Indenture, Vehicle Financing Obligations, the Ideal Oilfield APA (defined below) and the AWS Promissory Note, shall not exceed $8.5 million. Based on this assumption, such claims shall be unimpaired.

Existing Equity Interests	Existing Equity Interests shall receive no distribution; provided, however that, subject to agreement among the Supporting Hoteholders and the Debtors, Existing Equity Holders may receive a portion of the Additional Consideration; provided, that any Rights issued to holders of the Existing Equity Interests shall be exercisable prior to the Effective Date.

Intercompany Claims	All intercompany claims between Debtor entities will be paid, adjusted, reinstated or discharged as determined by the Debtors with the consent of the Supporting Noteholders.

Intercompany Interests	On the Effective Date, or as soon as practicable thereafter, all intercompany interests held by Debtor entities will be reinstated.

IV. CORPORATE GOVERNANCE AND MANAGEMENT

Board of Directors	The Board of Directors of the Reorganized Debtors (the “New Board”) shall consist of five (5) members: (A) the chief executive officer, (B) two individuals designated by Ascribe and (C) two individuals designated by Gates. The composition of the New Board shall fully comply with the standards and rules of the SEC and the New York Stock Exchange or another applicable nationally recognized exchange that apply to boards of public companies. The identities and affiliations of the members of the New Board will be disclosed to the Bankruptcy Court as required by the Bankruptcy Code.

Management	On or after the Effective Date, new senior management of the Reorganized Debtors, including a chief executive officer and chief financial officer, shall be selected by the Supporting Noteholders and shall enter into management employment agreements on terms that shall be mutually acceptable to such employee and the Supporting Noteholders (the “New Employment Agreements”). The New Employment Agreements shall supersede and replace any existing employment agreements for such employee in effect prior to the Effective Date.

Management Incentive Plan	On or as soon as reasonably practicable after the Effective Date, a management incentive plan (the “MIP”) shall be adopted by the New Board to provide designated members of senior management of the Reorganized

Debtors with equity-based incentive grants (including, without limitation, options and restricted stock units) for ten percent (10%) of the fully-diluted shares the New Common Stock. MIP awards of equity-based incentives not granted on the Effective Date or shortly thereafter will remain in the MIP reserve pool for future grants. The specific identities of recipients, amounts and timing of MIP grants and other terms and conditions of the MIP will be determined by the New Board.

Charter, By-Laws and Organizational Documents	All charters, by-laws, limited liability company agreements and other organizational documents of the Reorganized Debtors shall be amended or amended and restated to comply with any applicable provisions of the Bankruptcy Code and as agreed to by the Debtors and the Supporting Noteholders, acting reasonably and in good faith.

V. OTHER PLAN TERMS

Exemption from SEC Registration	The issuance and distribution of the New Common Stock and Rights shall be exempt from registration under the Securities Act of 1933 and any other applicable securities laws pursuant to Section 1145 of the Bankruptcy Code.

Registration Rights	On the Effective Date, the Reorganized Debtors, the Supporting Noteholders and significant holders of New Common Stock shall enter into a registration rights agreement (the “Registration Rights Agreement”), which agreement shall be in form and substance acceptable to the Debtors and the Supporting Noteholders, acting reasonably and in good faith. The Registration Rights Agreement shall provide for the Reorganized Debtors, promptly following the Effective Date, to use best efforts to take all necessary actions to enhance the public float of the New Common Stock, including the filing of applicable registration statements and resale shelves as soon as practicable, and to pursue all transactions (strategic or otherwise) to enhance the liquidity of holders of the New Common Stock.

Reporting	Following the Effective Date, the Reorganized Debtors will continue to be a public reporting company under the Securities Exchange Act of 1934 and will use best efforts to have the New Common Stock listed on the New York Stock Exchange or another nationally recognized exchange, as soon as practicable following the Effective Date.

Listing	The Reorganized Debtors shall use their reasonable best efforts to have the New Common Stock listed on the New York Stock Exchange or such other exchange acceptable to the Supporting Noteholders.

Releases and Exculpation

The board of directors of the Company and the senior management in place immediately prior to the Effective Date, the DIP Lenders, the ABL Lenders, the Term Lenders and the 2021 Noteholders will receive releases and exculpation (from each other, from the Debtors, the Reorganized Debtors and from holders of claims against and interests in the Debtors) on customary terms.

D&O coverage and indemnity obligations will continue without any lapses for the board of directors of the Company and the senior management in place immediately prior to the Effective Date, as well as for newly appointed directors and officers.

Tax Structure	To the extent possible, the Restructuring Transaction contemplated by this Restructuring Term Sheet will be structured so as to obtain the most tax-efficient structure, as determined by the Supporting Noteholders, acting reasonably and in good faith, in consultation with the Company, for the Debtors or the Reorganized Debtors and their equity holders post-transaction.

Professional Fees and Expenses	The Plan shall provide that all of the Supporting Noteholders’ professional fees and out-of-pocket expenses incurred in connection with the Restructuring Transaction or any other matter in connection therewith, including, without limitation, those fees and expenses incurred during the Debtors’ chapter 11 cases, shall be paid by the Debtors prior to and as a condition to the occurrence of the Effective Date without need for a fee application or Bankruptcy Court approval.

Executory Contracts and Unexpired Leases	Except with respect to all existing employment agreements, which shall be rejected, all executory contracts and unexpired leases shall be deemed assumed pursuant to the Plan unless expressly rejected by the Debtors with the consent of the Supporting Noteholders. The Debtors shall expressly assume the reimbursement agreement by and among the Company and the Supporting Noteholders, which memorializes the Company’s obligation to reimburse the Supporting Noteholders’ professional fees and out-of-pocket expenses.

Ideal Oilfield APA	Subject to agreement among the Supporting Noteholders and the Debtors acting reasonably and in good faith, either (1) the legal, equitable, and contractual rights under the legal, equitable, and contractual rights under that certain Purchase and Sale Agreement by and Among Badlands Power Fuels, LLC, Ideal Oilfield Disposal, LLC, TDL Resources LLC, 9 Z’s LLC and Chax Holdings, LLC dated as of May 19, 2013 (the “Ideal Oilfield APA”) shall be assumed or (2) the Ideal Oilfield APA shall be rejected and, in either case, any amounts determined to be due under the Ideal Oilfield APA shall be satisfied by the Debtors or Reorganized Debtors, as applicable, with consideration in the form of New Common Stock or cash, as agreed to by the Supporting Noteholders and the Debtors, acting reasonably and in good faith.

Additional Plan Provisions and Documentation	The Plan shall contain other customary provisions for chapter 11 plans of this type. The Plan and all supporting and implementing documentation (including briefs and other pleadings filed in support thereof, all documents filed as part of any plan supplement and the order confirming the Plan) shall be in form and substance acceptable to the Debtors and the Supporting Noteholders, acting reasonably and in good faith.

VI. OTHER TERMS

Governing Law	New York.

Press Releases	Subject to applicable law or rules of any securities exchange and execution of a satisfactory non-disclosure agreement, advance review of all public statements by the Company or the Debtors related to the Restructuring Transaction (including press releases, Form 8Ks or other statements) shall be provided to the Supporting Noteholders prior to filing, and the Debtors will, in good, faith consider any comments provided by the Supporting Noteholders.

Certain Closing and Other Conditions to the Restructuring	The Restructuring Transaction and the occurrence of the Effective Date of the Plan shall be subject to usual and customary and necessary conditions for a transaction of this type, as well as other conditions satisfactory to the Debtors

Transaction	and the Supporting Noteholders acting reasonably and in good faith, including, without limitation:

	•	The terms, conditions and circumstances of any and all material court or transaction documents relating to the Restructuring Transaction and the Debtors shall be acceptable to the Supporting Noteholders in all respects and will have been reviewed and expressly approved by the Supporting Noteholders.

	•	All of the DIP Term Lenders’ and Supporting Noteholders’ professional fees and out-of-pocket expenses incurred in connection with the Restructuring Transaction or any other matter in connection thereto, including, without limitation, those fees and expenses incurred during the Debtors’ chapter 11 cases, shall have been paid by the Debtors as a condition to the Effective Date.

	•	Entry into the New Employment Agreements on terms acceptable to the Debtors and the Supporting Noteholders.

	•	To the extent that the Restructuring Transaction would trigger a “change of control” payment or similar payment payable to any employee of the Debtors, or a claim of an employee arising from the rejection of an employment agreement, all such employees shall permanently waive such payments and claims.

	•	The Restructuring Transaction shall be structured in the most tax efficient manner to effectuate the Plan as determined by the Supporting Noteholders, acting reasonably and in good faith, in consultation with the Debtors, and all accounting treatment and other tax matters shall be resolved to the satisfaction of the Supporting Noteholders in consultation with the Debtors.

	•	All requisite governmental or regulatory approvals for the Restructuring Transaction shall have been obtained and no governmental or regulatory authority shall have taken any action that could reasonably be expected to have a material adverse effect on the consummation (including, without limitation, timing) of the Restructuring Transaction.

	•	Subject to and as more specifically described in the RSA, there is no material adverse change to the assets, liabilities, businesses or prospects of the Debtors which occurs or is discovered after the date of execution of the RSA.

	•	The aggregate amount of all projected prepetition, non-contingent, undisputed claims against the Debtors, including, without limitation, all trade and unsecured claims, other than claims with respect to amounts owed under the ABL Credit Agreement, the Term Loan Agreement, the 2021 Indenture, the 2018 Indenture, Vehicle Financing Obligations, the Ideal Oilfield APA and the AWS Promissory Note, shall not exceed $8.5 million.

Confidential

EXHIBIT B

Terms of Interim Financing

EXHIBIT C

Form of Joinder Agreement

Joinder Agreement

April 9, 2017

The undersigned (“Transferee”) hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement, dated as of April 9, 2017, 2017, a copy of which is attached hereto as Annex I (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Nuverra Environmental Solutions, Inc., a Delaware corporation (“Nuverra”), and each of the other Subsidiary guarantors parties thereto (collectively, the “Company”) and the Person named therein as “Supporting Noteholders”, and that it has been represented, or has had the opportunity to be represented, by counsel with respect to the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1.    Agreement to be Bound. The Transferee hereby agrees to be bound by all of the terms of the Agreement. The Transferee shall hereafter be deemed to be a “Supporting Noteholder” and a “Party” for all purposes under the Agreement and with respect to all Claims held by such Transferee.

2.    Representations and Warranties. The Transferee hereby makes the representations and warranties of the Supporting Noteholders set forth in Section 8 of the Agreement to each other Party or only the Company (as applicable).

3.    Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor:
Name of Transferee:

By:
Name:
Title:

Notice Address:

Attention:

with a copy to:

Attention:

[Claim or Equity Interest Acquired]